UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CITIZENS & NORTHERN CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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90-92 Main Street

Wellsboro, Pennsylvania 16901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 18, 2019

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Citizens & Northern Corporation (the “Corporation”) will be held at the Deane Center, located at 104 Main Street, Wellsboro, Pennsylvania, on Thursday, April 18, 2019 at 2:00 P.M., local time, for the following purposes:

1.	To elect three Class II directors to serve for a term of 3 years;

2.	To consider and approve the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”;

3.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019; and

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement, “FOR” the approval of an advisory vote on the compensation of the Corporation’s Named Executive Officers, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019.

We have elected to provide access to our proxy materials over the Internet using the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2018 Annual Report on Form 10-K with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions described in this proxy statement, as well as in the Notice you received in the mail. This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the meeting.

Only shareholders of record at the close of business on February 1, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Kimberly N. Battin
Corporate Secretary

Wellsboro, Pennsylvania

March 8, 2019

TABLE OF CONTENTS

Page
Annual Meeting Information	3-5

Who is entitled to vote?
On what am I voting?
How does the Board of Directors recommend I vote on the proposals?
How are proxy materials being disseminated?
How do I vote?
How do I change my vote?
What is a quorum?
What vote is required to approve the proposals?
Who will count the vote?
How are proxies being solicited?
What is the deadline for shareholder proposals for next year’s Annual Meeting?

Internet Availability of Proxy Materials	5

Cautionary Statement Regarding Forward-Looking Statements	5

Proposal 1 - Election of Directors	5-8

Board of Directors
Nominees for Election
Director Qualifications
Monument Transaction and Pending Appointment to Board of Directors

Executive Officers	8-9

Corporate Governance	9-13

Director Independence
Leadership Structure of the Board
Meetings and Committees of the Board of Directors
Shareholder Communications
Related Person Transactions and Policies
Stock Ownership Guidelines

Information Concerning Security Ownership	13-14

Beneficial Ownership of Principal Holders
Beneficial Ownership of Executive Officers and Directors
Section 16(a) Beneficial Ownership Reporting Compliance

Compensation Discussion and Analysis	14-23

Executive Summary
2018 Performance Highlights
2018 Key Compensation Decisions and Actions
Overview of the Executive Compensation Program
Compensation Philosophy and Program Objectives
2018 Program Components
How We Make Decisions Regarding Named Executive Officer Compensation
2018 Executive Compensation Decisions
Recent Actions
Consideration of Say-on-Pay Advisory Vote
Risk Management
Recoupment Policy

90-92 Main Street

Wellsboro, Pennsylvania 16901

PROXY STATEMENT

Annual Meeting of Shareholders – April 18, 2019

Annual Meeting Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 18, 2019, at 2:00 P.M., at the Deane Center located at 104 Main Street, Wellsboro, Pennsylvania, and at any adjournments or postponements thereof. This proxy statement was first made available to shareholders on March 8, 2019.

Who is entitled to vote?

Shareholders owning Corporation common stock on February 1, 2019 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On February 1, 2019, there were 12,372,049 shares of Corporation common stock outstanding.

On what am I voting?

You will be asked to elect three (3) Class II directors for three-year terms expiring in 2022; to approve the advisory (non-binding) resolution on the compensation paid to the Named Executive Officers of the Corporation; and to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Corporation’s management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in this proxy statement, “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019.

How are proxy materials being disseminated?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our 2018 Annual Report on Form 10-K, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, provides instructions as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

If you received more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms requested in paper format.

How do I vote?

As described in the Notice, you may vote by any of the following methods:

Internet. Go to www.voteproxy.com 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 17, 2019.

Telephone. Call toll-free 1-800-PROXIES 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 17, 2019.

Mail. If you are a shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instructions form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.

At the Annual Meeting. Unless your shares are held in “street name”, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet or by telephone prior to the meeting. It is fast and convenient, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

How do I change my vote?

If you give the vote we are soliciting, you may revoke it at any time before it is exercised:

•	by signing and returning a later-dated proxy; or

•	by giving written notice to Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901, Attention: Kimberly N. Battin, Corporate Secretary; or

•	by voting in person at the Annual Meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting in person will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The three (3) nominees for election to the Board of Directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against a nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the advisory (non-binding) resolution on the compensation paid to Named Executive Officers, and ratification of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019 require the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes will have no effect in calculating the votes on these matters.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the meeting.

How are proxies being solicited?

The Corporation will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts, but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. The Corporation will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2020 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Citizens & Northern Corporation at the Corporation’s principal executive offices at 90-92 Main Street, Wellsboro, Pennsylvania, no later than November 8, 2019.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the next Annual Meeting, the Corporation’s Articles of Incorporation require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Articles of Incorporation, must be given no more than 50 days and no less than 14 days prior to the Annual Meeting. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.

Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the Annual Meeting without inclusion in our proxy statement is received within the required time frame and is properly presented, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 18, 2019: This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: http://www.astproxyportal.com/ast/11697/.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in our filings with the SEC.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors and that within these limits the number of directors shall be as established by the Board of Directors. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is elected annually, and the term for each class is three (3) years. Any vacancy occurring on the Board of Directors, for any reason, may be filled by a majority of directors then in office to serve until the expiration of the term of the vacancy. There are currently eleven (11) members of the Corporation’s Board of Directors.

At the 2019 Annual Meeting, three (3) Class II directors are to be elected to serve for a three-year term.

Nominees for Election

The Board of Directors proposes the following three (3) nominees be elected as Class II directors for terms expiring at the 2022 Annual Meeting of Shareholders: Susan E. Hartley, Leo F. Lambert, and Leonard Simpson. Each of the nominees currently serves as a director of the Corporation.

The three (3) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted for the nominees named in this proxy statement. If a nominee should become unavailable for any reason, proxies will be voted for a substitute nominee determined by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected.

Cumulative voting does not exist in the election of directors. Each share of Corporation common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the three nominees to be elected.

The Board of Directors recommends a vote “FOR” the election of the nominees identified above, each of whom has consented to be named as a nominee and to serve if elected.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of the Corporation. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

The age shown below for each director is as of April 18, 2019, which is the date of the annual shareholders meeting.

Nominees as Class II Directors for a term expiring at the 2022 Annual Meeting

Susan E. Hartley

Director since: 1998

Age: 61

Ms. Hartley has been an attorney since 1984. She received her Bachelor of Arts from Elmira College, Master of Arts from State University of New York at Buffalo, and Doctorate of Jurisprudence from State University of New York at Buffalo School of Law. We believe Ms. Hartley’s qualifications to serve as a director of the Corporation include her experience as an attorney and her 20 years of experience as a director of the Corporation.

Leo F. Lambert, Chairman

Director since: 2001

Age: 65

Mr. Lambert has been the President and General Manager of Fitzpatrick & Lambert, Inc. since 1978. Mr. Lambert received his Bachelor of Science from St. Francis College Loretto. Mr. Lambert has served and continues to serve on many nonprofit boards within his community. We believe Mr. Lambert’s qualifications to serve as a director of the Corporation include his over 40 years of experience as a local business owner and entrepreneur and community leader.

Leonard Simpson

Director since: 1989

Age: 70

Mr. Simpson has been an attorney since 1975, having served as Sullivan County District Attorney from 1977 through 1993 and from 2008 until present. He received his Bachelor of Science from Gettysburg College and his Doctorate of Jurisprudence from Cumberland School of Law, Samford University. Mr. Simpson has served and continues to serve on various nonprofit boards within his local community. We believe Mr. Simpson’s qualifications to serve as a director of the Corporation include his experience as an attorney, his 29 years of experience as a director of the Corporation and his professional leadership experience.

Continuing as Class III Directors for a term expiring at the 2020 Annual Meeting

Dennis F. Beardslee

Director since: 1999

Age: 68

Mr. Beardslee has owned and operated Terrace Lanes Bowling Center since 1984. He received his Bachelor of Arts from Mansfield University. He serves on several nonprofit boards within his local community. We believe Mr. Beardslee’s qualifications to serve as a director of the Corporation include his over 30 years of experience as a local business owner and entrepreneur and his 19 years of experience as a director of the Corporation.

Jan E. Fisher (1)

Director since: 2002

Age: 64

Ms. Fisher is the President & CEO of UPMC Altoona/Bedford, PA. She previously served as the Executive Vice President & Chief Operating Officer of UPMC Susquehanna, Williamsport, PA, and also the Chief Administrative Officer for Williamsport Regional Medical Center. Prior to that, she served as the Executive Vice President & Chief Operating Officer of Laurel Health System and President & Chief Executive Officer of Soldiers & Sailors Memorial Hospital, Wellsboro, PA. She received her Bachelor of Science from Purdue University and Master of Business Administration from the University of Miami. Ms. Fisher has served and continues to serve on many nonprofit boards within her local community and industry. We believe Ms. Fisher’s qualifications to serve as a director of the Corporation include her over 30 years of executive management experience.

(1) On February 26, 2019, Mrs. Fisher communicated her intent to resign as a director of the Corporation, effective as of the Corporation’s annual meeting of shareholders on April 18, 2019, even though there would be one year remaining in her term as director. Mrs. Fisher’s decision to resign was not the result of a disagreement with the Corporation on any matter relating to the Corporation’s or the Bank’s operations, policies or practices.

J. Bradley Scovill

Director since: 2015

Age: 59

Mr. Scovill became employed as President and Chief Executive Officer of the Corporation and Citizens & Northern Bank (the “Bank”) and was appointed to the Board of Directors of the Corporation and the Bank, effective March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science Degree in Finance from The Pennsylvania State University. We believe Mr. Scovill is qualified to serve as a director of the Corporation because of his extensive experience working in financial and executive roles in the banking industry.

Aaron K. Singer

Director since: 2017

Age: 47

Mr. Singer has been the President & Chief Executive Officer of MetalKraft Industries Inc. since 2000. He received his Bachelor of Science from Shippensburg University. Mr. Singer serves on the boards of various organizations within his local community. We believe Mr. Singer’s qualifications to serve as a director of the Corporation include his business experience as well as his executive leadership experiences at MetalKraft.

Continuing as Class I Directors for a term expiring at the 2021 Annual Meeting

Bobbi J. Kilmer

Director since: 2018

Age: 55

Ms. Kilmer has been the President & Chief Executive Officer of Claverack Rural Electric Cooperative since 2006. She also serves as the Co-President & CEO of C&T Enterprises, Inc., which is the owner of Valley Energy in Sayre, PA, Wellsboro Electric Company and Citizens Electric Company in Lewisburg. She previously served as the Executive Vice President & Chief Operating Officer of Claverack. Ms. Kilmer serves on the boards of various organizations within her local and surrounding communities. She received her Bachelor of Science from Mansfield University. We believe Ms. Kilmer’s qualifications to serve as a director of the Corporation include her business experience, as well as her executive leadership roles at Claverack Rural Electric Cooperative and C&T Enterprises, Inc.

Terry L. Lehman, CPA

Director since: 2016

Age: 61

Mr. Lehman is a retired certified public accountant with over 30 years of experience in public accounting and private industry, including serving the roles of an Assurance Director at BDO, LLP in Harrisburg, an Audit Partner at ParenteBeard, LLC, and Beard Miller Company, LLP both located in Harrisburg, Senior Manager at Ernst & Young, and an Internal Auditor at Peoples National Bank of Lebanon. Mr. Lehman has been a Board Member for both MidCoast Community Bancorp, Inc. and MidCoast Community Bank since October 2015. He received his B.S.B.A. degree in Accounting from Shippensburg University. We believe Mr. Lehman’s extensive experience in public accounting and private industry, much of which has been concentrated in work for and on behalf of financial institutions, make him qualified to serve as a director of the Corporation.

Frank G. Pellegrino

Director since: 2016

Age: 55

Mr. Pellegrino is Owner/Developer with Carlton Associates, LLC. He is the former Executive Vice President of Sales and Marketing of Primus Technologies Corp, Williamsport, and serves in executive leadership roles in several businesses in Lycoming, Montour, Centre, and Union counties. We believe Mr. Pellegrino’s qualifications to serve as a director of the Corporation include his more than 20 years in an executive leadership role with Primus Technologies Corp and his leadership role with several other businesses.

Monument Transaction and Pending Appointment to Board of Directors

In September 2018, the Corporation, along with Monument Bancorp, Inc. (“Monument”), announced the signing of an Agreement and Plan of Merger. Monument is the parent company of Monument Bank, a commercial bank which operates two community bank offices and one loan production office in Bucks County, Pennsylvania. Under the terms of the Agreement and Plan of Merger, Monument will merge into the Corporation, and Monument Bank will merge into C&N Bank. The transaction, which has been approved by the Board of Directors of both companies, is expected to be completed during the second quarter 2019. Consummation of the Merger is subject to approval by Monument’s shareholders, regulatory approvals and other customary conditions of closing.

The Agreement and Plan of Merger provides that the Corporation shall, on or promptly after the effective date of the transaction, appoint Clark S. Frame to the Corporation’s Board of Directors to serve in the class of directors whose term expires in 2022 (Class II Directors). Mr. Frame has expressed his willingness to serve as a director of the Corporation if so appointed. Mr. Frame’s appointment would also be subject to applicable regulatory approvals.

Mr. Frame, age 68, helped lead the team of shareholders related to the establishment of Monument Bank in 2008, and has served as Chairman of the Board since inception. Prior to his work with Monument, Mr. Frame was a board member of Fulton Financial Corporation, based in Lancaster, PA, from 2003 through 2006 and prior to that was Chairman of the Board and a founding member of Premier Bank, which was based in Bucks County, PA. Mr. Frame has served on the boards of many nonprofit organizations. He is a graduate of Denison University and received an MBA from the Wharton School of the University of Pennsylvania.

EXECUTIVE OFFICERS

The following table provides information regarding each of the executive officers of the Corporation and the Bank. The age shown below for each executive officer is as of April 18, 2019, which is the date of the annual shareholders meeting.

J. Bradley Scovill

Age: 59

President and Chief Executive Officer of the Corporation and the Bank since March 2015. Prior to his employment with the Corporation and the Bank, Mr. Scovill most recently served as an executive with Kish Bancorp, Inc. and Kish Bank, headquartered in Belleville, Pennsylvania. Mr. Scovill was President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank from June 2013 until February 2015, Senior Vice President and Chief Operating Officer of Kish Bank from 2011 through June 2013, and Executive Vice President and Chief Financial Officer of Kish Bank from 2009 through 2011.

Stan R. Dunsmore

Age: 56

Executive Vice President and Chief Credit Officer of the Bank since January 2015; formerly Vice President and Commercial Loan Sales Officer of the Bank since May 2007.

Shelley L. D’Haene

Age: 58

Executive Vice President and Senior Operations Officer of the Bank since January 2015; formerly Executive Vice President and Director of Alternate Delivery Channels of the Bank since January 2013, and Vice President and Cash Management Coordinator of the Bank since February 2006.

Harold F. Hoose, III

Age: 52

Executive Vice President and Director of Lending of the Bank since March 2005.

Mark A. Hughes

Age: 58

Treasurer of the Corporation and Executive Vice President and Chief Financial Officer of the Bank. Mr. Hughes served as Interim President and Chief Executive Officer of the Corporation and Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer of the Corporation and Bank and was appointed to the positions he had formerly held as Treasurer of the Corporation since November 2000 and Executive Vice President and Chief Financial Officer of the Bank since August 2000.

John M. Reber

Age: 52

Executive Vice President and Director of Risk Management of the Bank since January 2011; formerly Vice President and Director of Risk Management of the Bank since June 2004.

Thomas L. Rudy, Jr.

Age: 55

Executive Vice President and Director of Branch Delivery of the Bank since February 2004; President of C&N Financial Services Corporation since January 2000; President of Bucktail Life Insurance Company since May 2018.

Deborah E. Scott

Age: 59

Executive Vice President and Director of the Trust Department of the Bank since September 1999.

Tracy E. Watkins

Age: 54

Executive Vice President and Director of Human Resources of the Bank since January 2018; formerly Vice President and Director of Human Resources of the Bank since 2010, and HRIS (Human Resources Information System) & Employee Relations Manager since 2005.

CORPORATE GOVERNANCE

Members of the Corporation’s Board of Directors are elected by the shareholders. In selecting nominees for the shareholders’ consideration, the Board attempts to identify individuals with appropriate business, financial, legal and other skills and knowledge that are essential to providing oversight of the Corporation’s affairs, and who demonstrate a passion for promoting and enhancing the Corporation’s financial performance and its service to the communities within our marketplace. In evaluating candidates, the Board considers diversity of educational and business background and experiences, taking into account the experience “mix” of current directors, as well as that of the candidates. The nominating process is described in more detail in the section titled “Governance and Nominating Committee” below.

Director Independence

During 2018 and through the date of this proxy statement, all directors and nominees are and were independent, except for J. Bradley Scovill, as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions and Policies” on pages 12-13 of this proxy statement, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

The Bank makes loans to Directors and Executive Officers in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectability.

Additional information concerning loans and deposits with Directors and Executive Officers is incorporated herein by reference to disclosure provided in Note 15 to the Consolidated Financial Statements, which is included in Part II, Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

Leadership Structure of the Board

Leo F. Lambert serves as Chairman of the Board of the Corporation and the Bank. The Board’s establishment of an independent chair reflects its desire to maintain separation between the Board’s role of providing oversight of corporate activities and protecting shareholder interests and the Chief Executive Officer’s role of managing the Corporation and Bank.

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so as to make informed decisions. Mr. Lambert presides over meetings of the Board and the Executive Committee, as well as executive sessions and meetings of the independent directors. Further, the Chairman is responsible for communicating the thoughts or concerns of the independent directors to the Chief Executive Officer.

Meetings and Committees of the Board of Directors

Board of Directors. During 2018, the Board of Directors of the Corporation met seventeen (17) times, the Board of Directors of the Bank met thirteen (13) times, and the independent directors met in executive session and held meetings of the independent directors two (2) times. All of the incumbent directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the Board committees on which he or she served.

Although the Corporation does not have a formal policy with respect to director attendance at the Annual Meeting of Shareholders, each director is encouraged to attend the Annual Meeting.

Executive Committee of the Corporation. In April 2018, the Board of Directors made the decision to inactivate the Executive Committee. The responsibilities as defined in the Committee’s charter were distributed to the Compensation Committee, Governance and Nominating Committee, and the full Board.

Prior to becoming inactive, the Executive Committee’s purpose was to monitor and oversee the Corporation’s management succession plan and leadership development processes; review and provide advice and counsel to the CEO regarding the Corporation’s strategic plan, mission, goals and objectives, and action plans, as well as various other matters; and to act on behalf of and with full authority of the Board of Directors in matters that may arise between the regular monthly meetings of the Board which require immediate Board level action. In 2018, the members of the Executive Committee were: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert (Chair), Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. In January through April 2018, the Executive Committee held seven (7) meetings.

Audit Committee. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors; recommend to the Board of Directors the engagement of the independent registered public accounting firm for the year; review the examinations and reports from those persons; and review the annual financial statements of the Corporation. In 2018, the members of the Audit Committee of the Corporation included: R. Bruce Haner, Susan E. Hartley, Leo F. Lambert, Terry L. Lehman, Edward H. Owlett, III, Aaron K. Singer, James E. Towner. Directors Haner and Owlett, III served on the Committee from January through mid-April 2018. Director Hartley has served on the Committee since April 2018. Terry L. Lehman currently serves as Chair of the Committee. The Audit Committee held five (5) meetings in 2018. All of the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

Director Lehman meets the definition of “audit committee financial expert” as defined in the rules adopted by the SEC. The Board of Directors has determined that each of the members of the Audit Committee has sufficient knowledge and experience in financial matters to effectively perform his or her duties as a member of the Audit Committee.

The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Audit Committee Charter of C&N Corp”. The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

Compensation Committee of the Corporation. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers, provide oversight of the Bank’s compensation, benefit, perquisite and employee equity incentive programs, and monitor and oversee the management succession plan and leadership development processes. The Committee is also responsible for establishing and maintaining the CEO Succession Plan. In 2018, the members of the Compensation Committee included: Jan E. Fisher, R. Bruce Haner, Bobbi J. Kilmer, Leo F. Lambert, Edward H. Owlett, III, Frank G. Pellegrino, Leonard Simpson, and James E. Towner. R. Bruce Haner and Edward H. Owlett, III served on the Committee from January through mid-April 2018. Bobbi J. Kilmer and Frank G. Pellegrino have served on the Committee since April 2018. Jan E. Fisher currently serves as Chair of the Committee. The Compensation Committee held eight (8) meetings in 2018. All of the members of the Compensation Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Compensation Committee Charter of C&N Corp.”

Governance and Nominating Committee. The main purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention; identify individuals qualified to become Board members; and recommend to the Board the individuals to be nominated and re-nominated for election as directors. Further, the Committee recommends members and chairs of various committees of the Corporation and the Bank to the Board of Directors. The Committee is also responsible for establishing and maintaining succession plans for the positions of Board Chair and Committee Chairs and reviewing and reporting to the Board periodically on matters of corporate governance. In 2018, the members of the Governance and Nominating Committee included: Dennis F. Beardslee, Jan E. Fisher, R. Bruce Haner, Susan E. Hartley, Bobbi J. Kilmer, and Leonard Simpson. R. Bruce Haner served on the Committee from January through mid-April 2018. Bobbi J. Kilmer has served on the Committee since April 2018. Susan E. Hartley currently serves as Chair of the Committee. During 2018, the Governance and Nominating Committee held eight (8) meetings. All members of the Governance and Nominating Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Governance and Nominating Charter”.

Qualifications considered by the Governance and Nominating Committee in assessing director candidates include, but are not limited to, the following:

•	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

•	A genuine interest in representing all of the Corporation’s stakeholders, including the long-term interests of the shareholders;

•	A willingness to support the values, mission and vision of the Corporation;

•	An open-mindedness and resolve to independently analyze issues presented for consideration;

•	A reputation for honesty and integrity;

•	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

•	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance and should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management;

•	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

•	Independence in accordance with the independence standards of the NASDAQ Stock Market; and

•	Experience with a business of size similar or larger than the Corporation.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its shareholders, and such factors may change from time to time. The Governance and Nominating Committee does, however, require that a majority of the directors be independent under the independence standards of the NASDAQ Stock Market and expects directors to meet the minimum stock ownership expectations described in the “Stock Ownership Guidelines” section.

The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of recommending a group containing a broad array of diverse experience.

The Board does not have a formal written policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its long-standing informal policy is to give due consideration to any and all candidates. The evaluation procedure for candidates recommended by the shareholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

Current members of the Board of Directors are polled for suggestions as to prospective director candidates meeting the Governance and Nominating Committee’s criteria. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

The Board of Directors has established a director resignation policy. Pursuant to the policy, any director nominee who, in an uncontested election of directors, fails to receive more votes in favor of such nominee's election than withheld shall tender to the Board of Directors his or her resignation. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board with respect to the tendered resignation, taking into account any factors the Committee deems relevant. The Board shall then act on the tendered resignation, no later than 120 days following the certification of the results of the applicable annual meeting. If the resignation is not accepted, the director shall continue to serve until the expiration of his or her term and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Our Board believes the director resignation policy provides the shareholders with an enhanced role in the director election process, while preserving flexibility for the Board to consider the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Article Tenth of the Corporation's Articles of Incorporation requires that shareholders give advance notice of any nominations for election to the Board of Directors. The required notice, which must include the information set forth in the Articles of Incorporation, must be made in writing and must be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to the Annual Meeting. If notice is not received by the Corporation within this timeframe, the Corporation will consider such notice untimely.

Asset Liability Committee of the Corporation. The purpose of the Asset Liability Committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time, as well as to function as an investment committee. In 2018, the members of the Asset Liability Committee included: Susan E. Hartley, Terry L. Lehman, Frank G. Pellegrino, J. Bradley Scovill, Aaron K. Singer, and James E. Towner. Frank G. Pellegrino served on the Committee from January through March 2018. Terry L. Lehman has served on the Committee since April 2018. J. Bradley Scovill currently serves as Chair of the Committee. The Asset Liability Committee met four (4) times during 2018.

Merger & Acquisition (M&A) Committee of the Corporation. The purpose of the M&A Committee is to assist in the review of merger and acquisition opportunities. The Committee was formed in June 2018 and the members in 2018 were: Leo F. Lambert, Terry L. Lehman, Frank G. Pellegrino, J. Bradley Scovill, and Leonard Simpson. Leo F. Lambert currently serves as Chair of the Committee. The M&A Committee met seven (7) times during 2018.

Executive Committee of the Bank. In April 2018, the Board of Directors made the decision to inactivate the Executive Committee. The responsibilities as defined in the Committee’s charter were distributed to the Compensation Committee, Governance and Nominating Committee, and the full Board.

Prior to becoming inactive, the function of the Bank’s Executive Committee was to monitor and oversee the Bank’s management succession plan and leadership development processes and review and provide advice and counsel to the Chief Executive Officer regarding the Bank’s strategic plan, mission, goals and objectives and action plans and other matters, as well as recommend policies and procedures. In 2018, the members of the Bank’s Executive Committee were: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert (Chair), Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. During 2018, the Bank’s Executive Committee held four (4) meetings.

Information Technology Committee of the Bank. The purposes of the Information Technology (“IT”) Committee are to oversee significant strategies, innovation, projects and technology architecture decisions; monitor IT programs to ensure they support business objectives and strategies; confer with the Bank’s senior IT and Risk Management teams; and inform the Board of Directors on IT Risk Management-related matters. In 2018, members of the Information Technology Committee were: Terry L. Lehman, Frank G. Pellegrino, Aaron K. Singer, and James E. Towner. James E. Towner currently serves as Chair of the Committee. During 2018, the Information Technology Committee held four (4) meetings.

Trust Investment Committee of the Bank. The Trust Investment Committee of the Bank determines the policy and investments of the Trust Department and the acceptance and relinquishment of all fiduciary relationships. In 2018, members of the Trust Investment Committee included: Dennis F. Beardslee, Susan E. Hartley, Bobbi J. Kilmer, Frank G. Pellegrino, J. Bradley Scovill, and Leonard Simpson. Susan E. Hartley served on the Committee from January through mid-April 2018. Bobbi J. Kilmer has served on the Committee since April 2018. Leonard Simpson currently serves as Chair of the Committee. During 2018, the Trust Investment Committee held four (4) meetings.

Finance and Loan Committee of the Bank. The primary purpose of the Finance and Loan Committee is to evaluate and act on loan requests that exceed management’s lending authority, review larger watch list loans, review loan portfolio statistics and trends, and review proposed changes to the loan policy and make recommendations to the Board of Directors. In 2018, members of the Finance and Loan Committee included: Dennis F. Beardslee, Leo F. Lambert, Terry L. Lehman, Edward H. Owlett, III, Frank G. Pellegrino, J. Bradley Scovill, and Leonard Simpson. Terry L. Lehman and Edward H. Owlett, III served on the Committee from January through mid-April 2018. Frank G. Pellegrino has served on the Committee since April 2018. J. Bradley Scovill currently serves as Chair of the Committee. During 2018, the Finance and Loan Committee held six (6) meetings.

Shareholder Communications

If you wish to communicate with the Board, you may send correspondence to Kimberly Battin, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the Chairman by writing to the Chairman, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

Related Person Transactions and Policies

Certain directors and officers of the Corporation and Bank and their affiliates (including corporations of which such persons are officers or greater than 10% beneficial owners) were customers of, and had transactions with, the Corporation and Bank in the ordinary course of business during the year ended December 31, 2018. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with third parties and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their affiliates in the future will be conducted on the same basis.

The Corporation and the Bank are subject to Federal Reserve Regulation O, which governs loans to certain insiders, including executive officers, directors or 10% controlling shareholders of a bank or holding company, or an entity controlled by an executive officer, director or controlling shareholder (an “Insider”). As required by Regulation O, the Bank’s Loan Policy prohibits loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Insider; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features.

The Corporation is required to disclose transactions with certain “Related Persons” (as defined by SEC regulations) where the annual amount involved exceeds the lesser of $120,000 or 1% of the Corporation’s total assets at year-end for the last two years. In 2018, the Corporation did not have any related person transactions requiring disclosure.

Stock Ownership Guidelines

The Board of Directors has adopted formal guidelines setting forth a minimum amount of Corporation common stock that all directors and executive officers are expected to own. Pursuant to these guidelines, each incumbent independent director shall be the beneficial owner of at least $200,000 in aggregate fair market value of Corporation common stock. Each independent director who was an incumbent as of April 17, 2012 had five years from the date of initial adoption of this policy, or until April 17, 2017, to satisfy this minimum stock ownership objective and shall maintain such minimum stock ownership throughout his or her term as a director. Each independent director who is newly elected or appointed after April 17, 2012 shall have five (5) years from the date of initial election or appointment to establish beneficial ownership of at least $100,000 in aggregate fair market value of the Corporation’s common stock and ten (10) years from the date of initial election or appointment to establish beneficial ownership of at least $200,000 in aggregate fair market value of the Corporation’s common stock. Each independent director who is newly elected or appointed after April 17, 2012 shall maintain such minimum stock ownership throughout his or her term as a director. Notwithstanding the foregoing stock ownership requirements, the Board of Directors, in the exercise of its reasonable discretion, may approve exceptions to the stock ownership requirements, on a case by case basis, to account for unusual volatility in the trading price of the common stock on or about the annual valuation date of the stock on June 30 of each year. The Chief Executive Officer is required to own common stock having a minimum value equal to 75% of his/her salary and target bonus and all other Executive Vice Presidents are required to own common stock having a minimum value equal to 50% of their salary and target bonus.  Each executive officer had five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirement. Currently, all directors and named executive officers meet the minimum requirements.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after February 1, 2019.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2018, more than 5% of the Corporation’s outstanding common stock.

Name & Address	Amount & Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
BlackRock, Inc.	937,089	(1)	7.6%
55 East 52nd Street
New York, NY 10055

(1)	Based on an Amendment No. 8 to Schedule 13G filed with the Securities and Exchange Commission on February 4, 2019, which reported beneficial ownership as of December 31, 2018 by BlackRock, Inc.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of February 1, 2019, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group.

	Amount and Nature of
Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class

Dennis F. Beardslee	20,774	(2)	*
Jan E. Fisher	23,187	(3)	*
Susan E. Hartley	16,644	(4)	*
Bobbi J. Kilmer	1,328	(4)	*
Leo F. Lambert	27,983	(4)	*
Terry L. Lehman	8,073	(4)	*
Frank G. Pellegrino	9,114	(4)	*
Leonard Simpson	41,359	(5)	*
Aaron K. Singer	5,695	(4)	*
James E. Towner	24,494	(6)	*
J. Bradley Scovill	52,274	(7)	*
Mark A. Hughes	70,853	(8)	*
Harold F. Hoose, III	46,945	(9)	*
Directors and Executive Officers as a Group (19 Persons)	482,492		3.90%

*	Indicates beneficial ownership of less than 1%.
(1)	Pursuant to the regulations of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 1, 2019 with an exercise price of less than $25.40, which is the closing price on February 1, 2019 (“presently exercisable stock options”). Unless otherwise indicated, each individual holds sole voting and investment authority with respect to the shares listed.
(2)	Includes 3,156 shares issuable pursuant to presently exercisable stock options and 762 shares of restricted stock.
(3)	Includes 3,886 shares issuable pursuant to presently exercisable stock options and 762 shares of restricted stock.
(4)	Includes 762 shares of restricted stock.
(5)	Includes 2,956 shares issuable pursuant to presently exercisable stock options and 762 shares of restricted stock. Of the stated amount, 25,205 shares are pledged as security.
(6)	Includes 646 shares issuable pursuant to presently exercisable stock options and 762 shares of restricted stock.
(7)	Includes 12,729 shares of restricted stock.
(8)	Includes 22,517 shares issuable pursuant to presently exercisable stock options and 6,334 shares of restricted stock.
(9)	Includes 18,529 shares issuable pursuant to presently exercisable stock options and 5,480 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of the Corporation’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Corporation with copies of all such reports they file.

Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act, the Corporation believes that its directors and executive officers timely filed all reports required under Section 16.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis (CD&A) section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer (NEO) compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

Executive Summary

The Corporation’s executive compensation program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors. We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Accordingly, the program includes short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

2018 Performance Highlights

Financial highlights for 2018 included the following:

•	Net income per diluted share was $1.79 for the year ended December 31, 2018, up from $1.10 in 2017. Annual earnings for 2018 included a net benefit of $0.13 per share from gains on a restricted equity security (Visa Class B stock) and a loss on available-for-sale debt securities. Annual 2017 earnings were negatively impacted by a reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate prior to the change. In 2017, the Corporation recorded additional income tax expense of $0.18 per share related to a reduction in the carrying value of the net deferred tax asset due to the change in tax rate. Annual 2017 earnings also included a net benefit of $0.02 per share from net gains on sales of available-for-sale debt securities.

•	Excluding the effect of the income tax rate change on 2017 earnings and the after-tax impact of the gain on Visa Class B stock and net (losses) gains on available-for-sale debt securities as described above, adjusted annual 2018 net income of $20,407,000 exceeded adjusted net income for 2017 of $15,426,000 by $4,981,000 (32.3%). Pre-tax income, excluding the gain on Visa Class B stock and net (losses) gains on available-for-sale debt securities, totaled $24,230,000 in 2018, an increase of $3,897,000 (19.2%) over adjusted pre-tax income of $20,333,000 in 2017.

•	The Corporation’s 2018 earnings results, as compared to 2017, include a significant benefit from the reduction in the federal income tax rate. Excluding the additional income tax provision in 2017 resulting from the change in the federal income tax rate as well as the gain on Visa Class B stock and net (losses) gains on available-for-sale debt securities, the effective tax rate was 15.8% in 2018, significantly lower than the comparative adjusted 2017 effective tax rate of 24.1%.

•	The return on average assets (ROAA) for the year ended December 31, 2018 was 1.72%, and the return on average equity (ROAE) was 11.72%. Excluding from earnings the after-tax impact of the net gain from securities transactions described above, the adjusted annual ROAA for 2018 was 1.60% and the similarly adjusted ROAE was 10.86%. As described in more detail below, ROAE is a significant variable considered in determining cash awards to NEOs under the Annual Incentive Award Plan. The corporate performance-based portion of each Executive’s award was calculated based upon achievement of annual ROAE in comparison to a defined comparator group’s performance. For 2018, calculation of the Corporation’s ROAE, adjusted to exclude the net gain from securities and other items, was compared to the ROAE of the comparator group for the four quarters ended September 30, 2018. The 2018 corporate performance-based payout was 116% of target for each Executive, up from 65.16% for 2017.

•	The Corporation maintained regulatory capital at levels well in excess of the amounts necessary to be considered well capitalized. Tangible common equity as a percentage of tangible assets was 14.50% at December 31, 2018, up from 13.95% a year earlier.

2018 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation for 2018:

•	Base Salaries: the 2018 base salary for each NEO increased between 1.9% and 2.9% over the 2017 amount.
•	2018 Short-Term Incentive Awards: payouts to NEOs for 2018 performance were higher than target, reflecting measurements of achievement of unit/functional performance and individual goals and reflecting corporate awards equal to 116% of target based on improved earnings performance, including ROAE that exceeded that of the comparator group.
•	2018 Long-Term Incentive Awards: Equity awards to NEOs in 2018 included a mix based on 50% time-based restricted stock awards (“RSA”) and 50% performance-based restricted stock awards (“PRSA”). The time-based RSAs and PRSAs vest over three years, with one-third vesting on each anniversary date of the award. For PRSAs, awards only vest to the extent performance has been met. The performance criterion used in the PRSAs is relative ROAE and the comparator group includes all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion. The value of restricted stock awarded to each of the NEOs was at the target level established based on comparative peer information.

Overview of the Executive Compensation Program

The Corporation’s executive compensation program includes fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.

Compensation Philosophy and Program Objectives

We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and long-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives. The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive a significant portion of their total compensation, depending on their role in the organization, from short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.

2018 Program Components

The following is a discussion of the primary purpose of each element within our executive compensation program.

1.	Base Salary. Base salaries are set to recognize the executive’s experience, responsibilities associated with the position and expectations with respect to the individual’s contributions to the Corporation. In setting or adjusting base salary levels for our NEOs, the Corporation considers the following factors: the executive’s position, individual performance, contribution to the Corporation, market salaries for similar positions, experience in the position, industry merit increase budgets, and the Corporation’s overall financial performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee no later than the first quarter of the fiscal year so the Compensation Committee can take into account results from the prior fiscal year-end performance.

2.	Short-Term (Annual) Incentives. The Corporation’s Annual Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. For 2018, corporate performance was measured based on return on average equity as compared to peer performance. Business unit goals vary based on the nature of the unit, but, where applicable, include such items as loan and deposit growth, levels of nonperforming assets, noninterest income and the efficiency ratio. Each participant’s individual performance contribution is evaluated by his or her supervisor, with the Chief Executive Officer’s individual performance contribution evaluated by the Board of Directors. The Committee, in its discretion, may adjust or eliminate award payments under the Incentive Award Plan. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.

3.	Long-term Incentives. The Corporation’s 1995 Stock Incentive Plan provides participating executives with the ability to receive equity awards (as determined by the Committee, as administrator of the plan), and is intended to focus the recipient’s efforts on the strategic direction and goals of the business, incent ownership in the Corporation and promote a vested interest in the Corporation’s long-term success. Awards may take the form of incentive stock options, nonqualified options, stock appreciation rights or restricted stock. The Committee reviews and recommends approval of awards to executives based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. To date, all awards granted under the plan have been incentive stock options or restricted stock. A total of 850,000 shares of common stock may be issued under the plan. As of December 31, 2018, a balance of 257,560 shares remains available for issuance.

In 2018, the Bank made LTI grants to its NEOs in the form of 50% RSAs and 50% PSRAs. RSAs granted to the Bank’s executive officers in 2018 vest equally over a three-year period. On each anniversary date of the 2018 awards, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job.

The Bank’s PRSAs are structured in a way where performance is assessed at the end of each year within the three-year performance period. On each anniversary date, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job and the Corporation’s attainment of an earnings-based performance standard. The performance standard is based on the Corporation achieving ROAE with a percentile ranking of at least 50% compared to the ROAE achieved by the Comparator Group for the four consecutive calendar quarters ending with the third quarter of each calendar year following the award date. All restricted shares not distributed due to the recipient’s unsatisfactory performance of his or her job or due to the Corporation failing to achieve the minimum ROAE threshold shall be forfeited by the executive and revert back to the Corporation as of the anniversary date on which such determinations are made.

Historically, stock options awarded under the plan vest six (6) months after the grant date and expire ten (10) years after the grant date. Stock options were not granted to executives in 2018.

4.	Ownership Guidelines. In order to better align the interests of the NEOs with those of our shareholders, the Corporation requires that they own a number of shares of the Corporation’s common stock equal to a percentage of his/her salary and target bonus. At this time, the CEO is required to own a minimum amount of stock equal to 75% of his/her salary and target bonus while all other Executive Vice Presidents are required to own 50% of their salary and target bonus. Each executive officer has five (5) years beginning the later of June 30, 2012 or his/her date of appointment to comply with the minimum ownership requirements. Currently, all NEOs meet the minimum requirements.

5.	Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as all other employees of the Corporation.

6.	Nonqualified Benefits and Perquisites. Nonqualified benefits and perquisites that may be offered by the Corporation include participation in a supplemental retirement income plan (“SERP”), as well as, in many instances, use of a company-provided automobile. In a few instances, the Corporation pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.

SERP - The SERP is intended to replace some of the benefits lost by executives under federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of Participation in Plan. Participants vest earlier than age 55 in the event of disability, death or in the event of a change in control of the Corporation. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time.

Historically, the Corporation’s annual contribution has been based on a formula designed to provide an annual benefit equal to 20% of the individual’s highest five-year average compensation and assumes retirement at age 65. In determining the annual contribution amounts, the Corporation assumes interest rates of 8% for preretirement and 6% for postretirement and utilizes a standard mortality table.

The annual contribution is deposited into each participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The actual amount available to be distributed to a participant at separation of service depends upon the return on the investment of the funds held in the account over time. The actual investment returns do not impact the Corporation’s determination of the annual contribution.  Investment returns are allocated to participant accounts daily based on units held of each investment. Upon vesting, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

Deferred Compensation Plan - The Corporation has a nonqualified Deferred Compensation Plan that allows selected officers the option to defer receipt of up to 100% of base salary plus any non-equity incentive plan compensation. The Compensation Committee of the Board of Directors determines employees eligible to participate (“Participants”). The Deferred Compensation Plan does not provide for Corporation contributions.

Participants are given an annual opportunity to elect, by entering into a Participation Agreement with the Corporation, to defer the receipt of eligible compensation by a dollar amount or percentage specified in the Participation Agreement. Participant contributions are deposited into each Participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each Participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall reduce the balance in any Participant’s account nor affect the terms of the Plan relating to the payment of any account.

Participants are fully vested in their accounts at all times. Upon separation from service, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

7.	Employment, Change in Control and Severance Agreements. The Corporation has entered into Employment Agreements with Mr. Scovill, Mr. Hughes and Mr. Hoose. The Employment Agreements are described in more detail on pages 26-27.

None of the named executive officers has a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits exceed the deduction limitations under Internal Revenue Code Section 4999.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant and management, determines executive compensation programs, practices, and levels, for full Board consideration and approval. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee. The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, equity awards, benefits and employment policies as they relate to the named executive officers, subject to full Board consideration and approval.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Corporation. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash and equity incentive bonus, and restricted stock award at such time.

The Compensation Committee has the authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

Role of Executive Management. Key members of the Corporation’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed recommendations with respect to compensation matters that affect the Corporation’s operations and shareholder returns. Finally, the Corporation’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant. The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2018, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to assist with the following:

•	Review and provide feedback on Proxy Statement disclosures;
•	Lead an information and update session for the Board of Directors on the Corporation’s executive compensation program;
•	Review and update the compensation peer group, as appropriate, and provide quarterly updates on comparator group earnings performance;
•	Assess executives’ total remuneration (cash, equity and retirement benefits/perquisites); and
•	Review Board of Directors’ compensation.

In their role as the Corporation’s outside advisor, Pearl Meyer also responds to questions from the Compensation Committee and attends meetings as requested. Pearl Meyer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. Pearl Meyer performed no services outside of those related to executive and director compensation for the Corporation in 2018. The Compensation Committee assessed the independence of Pearl Meyer and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparison. Annually, the Committee asks its independent compensation consultant to review survey reports on national and regional compensation practices within the Corporation’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region. For the 2018 program planning review, the independent compensation consultant applied the following filters in developing a recommended group of institutions to serve as the Corporation’s peer group (the “Peer Group”):

•	included publicly traded commercial banks, and excluded thrifts, mutual holding companies and private banks; all institutions selected are traded on NASDAQ, NYSE or NYSE American except for a few local competitors who are traded on the OTC Marketplace;
•	included banking institutions with asset size ranging from approximately 1/2 to 2 1/2 times the Corporation’s asset size;
•	included banking institutions located in Pennsylvania, New York, New Jersey and Ohio; and
•	excluded banking institutions with no Trust Assets Under Management, except for a few companies who had been included in the prior year’s peer group.

Based on these criteria, the following 17 institutions were selected for inclusion in the 2018 Peer Group:

ACNB Corporation	CNB Financial Corporation	Ohio Valley Banc Corp
AmeriServ Financial, Inc.	Codorus Valley Bancorp, Inc.	Orrstown Financial Services, Inc.
Arrow Financial Corporation	DNB Financial Corp.	Peoples Financial Services Corp.
Chemung Financial Corporation	LCNB Corp	Penns Wood Bancorp, Inc.
Citizens Financial Services Inc.	Mid Penn Bancorp, Inc.	SB Financial Group, Inc.
Civista Bancshares, Inc.	Norwood Financial Corp.

In addition to the custom peer group data, market data from various banking industry surveys is also utilized and reflects banks of similar asset size and region to that of the Corporation.

Program Review and Pay Decision Process. During the fourth quarter each year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its independent compensation consultant; (2) conducts a comprehensive review of the Corporation’s compensation program structure and provisions; and (3) considers salary and benefit adjustments and incentive awards for executives.

After examining the information provided by its independent compensation consultant, the Committee determines whether (1) the content and structure of the Corporation’s compensation program is still competitive; (2) the current provisions remain consistent with the Corporation’s overall pay philosophy; and (3) the compensation program continues to support achievement of the Corporation’s business objectives.

After deciding on the program structure for the coming calendar year, the Committee examines the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee. Based on the information gathered about each executive, the Committee formulates recommendations on possible salary adjustments for executives during the coming year. It also determines annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year and determines appropriate long-term incentive awards in the form of stock-based compensation. These recommendations are then presented to the full Board of Directors for consideration and approval, usually in December, prior to the beginning of the new fiscal year.

As incentive awards for the current year are determined, the Committee also works with the Chief Executive Officer to construct executive performance plans for the coming year. The Committee formulates their recommendations on performance goals and award opportunities for Board consideration and approval.

The Committee may also be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation, including base salary level, annual incentive opportunities, long-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

2018 Executive Compensation Decisions

Base Salaries. For 2018, the Compensation Committee approved annual increases in base salary ranging between 1.9% and 2.9% for each of the Named Executive Officers in recognition of each Executive’s contribution and performance.

Annual Incentive Awards. The table below presents the performance criteria and the weighting of each criterion used in determining the annual incentive awards earned based upon 2018 performance for the named executive officers:

	Performance Criteria	Target Performance Result	Actual Performance Result	Criterion Weighting	Target % of Base Salary	Maximum % of Base Salary	Award % of Base Salary
J. Bradley Scovill	Corporate Performance:
	Award Matrix Result (1)	100.00%	116.00%	90%	31.50%	47.25%	36.54%
	Individual Performance (2)			10%	3.50%	5.25%	5.25%
	Totals				35.00%	52.50%	41.79%

Mark A. Hughes	Corporate Performance:
	Award Matrix Result (1)	100.00%	116.00%	60%	18.00%	27.00%	20.88%
	Unit/Functional Goals Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	3.37%	3.59%	7.50%	2.25%	3.38%	2.54%
	Growth in Outstanding Loans	8.96%	1.45%	7.50%	2.25%	3.38%	0.00%
	Efficiency Ratio (3)	61.03%	60.19%	7.50%	2.25%	3.38%	3.38%
	Total Trust and Financial Management Revenue (4)	$6.4 Million	$6.9 Million	7.50%	2.25%	3.38%	3.38%
	Individual Performance (2)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.02%	34.68%

Harold F. Hoose, III	Corporate Performance:
	Award Matrix Result (1)	100.00%	116.00%	45%	13.50%	20.25%	15.66%
	Unit/Functional Goals Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	3.37%	3.59%	10%	3.00%	4.50%	3.39%
	Growth in Outstanding Loans	8.96%	1.45%	15%	4.50%	6.75%	0.00%
	Efficiency Ratio (3)	61.03%	60.19%	10%	3.00%	4.50%	4.50%
	Total Trust and Financial Management Revenue (4)	$6.4 Million	$6.9 Million	10%	3.00%	4.50%	4.50%
	Individual Performance (2)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.00%	32.55%

(1)	The Corporate Performance award was calculated based upon achievement of annual return on average equity (ROAE) as a percent ranking compared to Comparator Group Performance. The Comparator Group included all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion. The chart below was used to determine the incentive opportunity percentage of base salary from which a participant’s cash incentive award would be paid:

	Threshold	Target	Maximum	Actual
Relative ROAE Rank vs. Peers	25th percentile	50th percentile	75th percentile	58th percentile
				CZNC ROAE: 8.89%
				Comparator Group:
				Average: 8.19%
				Median: 8.11%
Corporate Payout	33%	100%	150%	116%

The decision to use an ROAE rank against Comparator Group of 25th percentile to establish the minimum performance standard for a payout, and an ROAE rank against Comparator Group of 50th percentile to establish a payout at 100% of Target, recognized that the Corporation’s equity capital, as a percentage of assets, is significantly higher than the peer average. An indicator of the Corporation’s higher-than-Peer average equity capital is that although the Corporation’s unadjusted ROAE rank was the 67th percentile of Comparator Group, the Corporation’s unadjusted return on average assets of 1.44% for the four quarters ended September 30, 2018 had a 93rd percentile ranking within the Comparator Group.

For purposes of comparing the Corporation’s ROAE to the ROAE of the comparator group, the Corporation’s earnings as determined under U.S. Generally Accepted Accounting Principles (U.S. GAAP) were adjusted to eliminate amounts the Committee determined to be based on “extraordinary occurrences,” as described in the 2018 Annual Incentive Award Plan document. Reconciliation of the Corporation’s earnings for the four quarters ended September 30, 2018 under U.S. GAAP to the non-GAAP earnings amount used in the incentive award calculation is as follows:

(In Thousands)
		Average		ROAE
	Net	Stockholders'		Percentile
	Income	Equity	ROAE	Rank
Net Income as Presented Under U.S. GAAP	$18,275	$187,901	9.73%	67th
Less: Net Gains on Securities (a)	(1,610)
Less: Pro Forma Increase in Compensation Expenses (b)	(157)
Add: Merger Expenses (c)	194
Adjusted Earnings Used in Incentive Award Calculation	$16,702	$187,901	8.89%	58th

(a)	Net gains on securities includes gains from sales of Visa Class B stock, partially offset by losses from sales of available-for-sale debt securities. Income tax has been allocated to the net gains at the Corporation’s marginal tax rate of 21%.

(b)	In the fourth quarter 2018, the Corporation changed its assumptions regarding the estimated amount of incentive compensation expense that would be incurred for the year. The pro forma increase included in the table represents the amount of additional stock-based and cash compensation expense that would have been recorded during the first nine months of 2018 had those updated assumptions been used. Income tax has been allocated to the pro forma increase in compensation expense at the Corporation’s marginal tax rate of 21%.

(c)	Pre-tax expenses (attorney fees and other professional fees) related to the pending Monument transaction of $200,000 were incurred during the first nine months of 2018. Income tax has been allocated at the Corporation’s marginal tax rate of 21% on the estimated deductible portion of these expenses.

(2)	The Unit/Functional Goals detailed in the table represent certain performance measurements referred to by the Corporation as Key Performance Indicators (“KPIs”). In order for the NEOs to have the opportunity to earn the incentive award amounts indicated in the table for each KPI, the Corporation had to first meet certain risk management requirements as measured by specific Key Risk Indicators (“KRIs”). The KRIs functioned as a pass/fail mechanism. As of September 30, 2018, if the Corporation’s Total Summary KRI Value were to fall outside of the middle range of possible values, or if the risk rating for any individual category were at an elevated level, the NEOs would have been ineligible for an incentive award based on Unit/Functional Goals. As of September 30, 2018, the Total KRI Summary Value and values for each risk category were at acceptable levels. Accordingly, the NEOs were eligible for incentive awards based on the KPIs.

(3)	The Efficiency Ratio was calculated based on the Corporation’s consolidated financial results for 2018, by dividing: (a) total noninterest expense by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains and losses.

(4)	Trust and Financial Management Group revenue was based on comparison of total revenue from trust and brokerage services and from insurance commissions received as a result of efforts by employees within that group. The target award criterion amount was 2.1% higher than the corresponding total revenue for 2017 and was based on the Corporation’s 2018 budgeted total. The maximum award criterion amount was established based on exceeding the target (2018 budget) amount by 5% or more.

(5)	The Individual Performance awards were based on each individual’s overall performance evaluation.

For Mr. Hughes and Mr. Hoose, the individual performance evaluations reflected a scale of overall ratings comparing performance to Expectations, including: Does Not Meet, Meets, and Exceeds. In determining these ratings, results were evaluated in comparison to specific goals, including the goals described in the Unit/Functional Goals section of the table above. Also, significant weight was given to inherently subjective evaluations of each person’s performance with regard to identified core competencies, including: strategic leadership, decision making, adaptability, customer focus, teamwork/partnering, accountability and drive for results/resource management.

Mr. Scovill’s Individual Performance award was determined by the Board of Directors, based on recommendation of the Compensation Committee, and based on assessment of Mr. Scovill’s contributions to overall corporate performance.

Long-term Performance Incentives. As a part of our annual compensation review process, we worked with our outside Compensation Consultant in 2017 to review pay opportunities relative to market and used those results to make changes/pay decisions for 2018. As a result of this review, the value of 2018 long-term incentive (LTI) awards to the NEOs was at the target level for each position, as a percentage of base salary, as determined based on review of comparative peer information.

The range of LTI awards to NEOs considered by the Committee for awards granted in 2018 was as follows:

		LTI Award as % of Base Salary at:
Name	Title	Threshold	Target	Outstanding
J. Bradley Scovill	President & Chief Executive Officer	10.0%	30%	45%
Mark A. Hughes	EVP and Chief Financial Officer	6.7%	20%	30%
Harold F. Hoose, III	EVP and Director, Lending Division	8.3%	25%	38%

The table below summarizes grant date values of equity awards granted in 2018:

Name	Title	2017 Base Salary	LTI Award as % of Base Salary	Grant Date Fair Value of LTI Awards	Grant Date	Grant Date Share Price	# of Shares Granted at Target (1)
J. Bradley Scovill	Chief Executive Officer	$408,000	30%	$122,382	1/3/2018	$24.21	5,055
Mark A. Hughes	EVP and Chief Financial Officer	$265,000	20%	$52,996	1/3/2018	$24.21	2,189
Harold F. Hoose, III	EVP and Director, Lending Division	$209,000	25%	$52,245	1/3/2018	$24.21	2,158

(1) As described above, the awards granted to NEOs in 2018 consisted of 50% RSAs and 50% PRSAs, vesting over a three-year period.

Recent Actions

During the first quarter of 2019, the Corporation, through the Committee and Board of Directors, has made certain decisions regarding executive compensation. The most significant actions are summarized below.

Base Salaries. At the beginning of 2019, executives received salary adjustments based on evaluations of corporate and individual performances and prevailing industry practices for comparable positions. The Chief Executive Officer’s salary increased in January 2019 by 5.05% to a level of $437,000. The Chief Financial Officer’s salary increased in January 2019 by 2.04% to a level of $275,500.

Annual Incentives. The Board has established a series of annual corporate, business unit and individual goals for each named executive officer whereby each named executive officer could receive an annual cash bonus under the Annual Incentive Award Plan equal to a percentage of base salary, depending upon achievement of performance goals. The Board, upon recommendation from the Committee, has approved the Annual Incentive Award Plan for 2019. The overall design of the Plan for 2019 is similar to that of the 2018 Plan, with a few changes in criteria and weightings to be used for evaluation of award opportunities for the Chief Executive Officer and Chief Financial Officer.

The criteria and weightings used to determine the Chief Executive Officer’s Annual Incentive Award for 2018 were: corporate performance (ROAE as compared to Comparator Group) – 90%; and individual performance – 10%. For 2019, the following criteria and weightings have been established: corporate performance – 50%; KPIs (evaluated in a manner consistent with 2018 for the other NEOs as described above) – 30%; and individual performance – 20%. The Committee noted the revised weightings continue to place most of the emphasis on corporate performance and that inclusion of KPI performance better aligns the Chief Executive Officer’s incentive opportunity with the rest of the senior management team. The Chief Financial Officer’s criteria and weightings are also changed for 2019 to mirror those used for the Chief Executive Officer.

For 2019, Annual Incentive Plan award opportunities (threshold, target, maximum) will be assessed by comparison of the Corporation’s absolute level of ROAE for the year ending December 31, 2019, adjusted to exclude extraordinary occurrences (for example, significant amounts of expenses related to business combinations or realized gains or losses on securities), to established ROAE goals. These goals will be established in the first quarter 2019 based on the comparator group’s ROAE performance for the year ended December 31, 2018. This change is being made to enable the Corporation to evaluate performance on a calendar year basis, since otherwise it would be late in the first quarter of the following year before the comparator group’s financial results would be available.

Long-term Incentives. As described above, the Committee utilizes equity awards as an incentive to drive future performance. In January 2019, the Committee recommended, and the Board approved, awards of restricted stock under the 1995 Stock Incentive Plan. The 2019 LTI awards include a mix of 50% RSAs and 50% PRSAs, similar to the 2018 awards; however, the metrics to be used to evaluate vesting for the PRSAs is changed. For the 2019 LTI awards, 50% of the PRSAs will be evaluated based on ROAE performance while 50% will be evaluated based on ROAA performance. Like the Annual Incentive Plan, 2019 ROAE and ROAA performance will be assessed by comparison of the Corporation’s absolute level of performance to goals to be established in the first quarter 2019 based on the comparator group’s performance for the year ended December 31, 2018. The target for ROAE is based on the 50th percentile rank as compared to the comparator group’s 2018 results, while the target for ROAA is based on the 80th percentile rank as compared to the comparator group’s 2018 results. The purpose of incorporating ROAA as an additional metric is to provide more balance between the short-term and long-term incentive plans.

The value of 2019 LTI awards to the NEOs was at the outstanding level for each position, as a percentage of 2018 base salary. Based on the Board’s actions, shares of restricted stock were awarded on January 17, 2019, when the market price of the Corporation’s stock, as defined in the Plan, was $24.13 per share. The following awards in the first quarter 2019 are not included in the tables within the “Executive Compensation” section of this Proxy Statement, because they were made after the end of 2018: Mr. Scovill – 7,760 shares; Mr. Hughes – 3,356 shares; Mr. Hoose – 3,385 shares. Half of the awards are RSAs and the other half reflect PRSAs.

Consideration of Say-On-Pay Advisory Vote

At our 2018 annual meeting of shareholders, approximately 77% of our shareholders who voted on the “say-on-pay” proposal (excluding broker non-votes and abstentions) approved the compensation we pay to our named executive officers. The Compensation Committee believes that the shareholder vote supports our compensation philosophy. Therefore, we have not modified our practices or philosophy as a result of the 2018 advisory vote.

The Corporation’s current practice is to conduct a say-on-pay advisory vote each year.

Risk Management

We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Recoupment Policy

The Corporation has an executive compensation recoupment policy pursuant to which annual cash bonuses, stock-based awards, performance-based compensation and other forms of cash or equity compensation other than salary paid to executive officers are subject to a "clawback" pursuant to the recoupment policy in the event the Corporation is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under the securities laws.

Executive Compensation Tables

The following tables set forth for the fiscal years ended December 31, 2018 and 2017, the compensation which the Corporation and its subsidiaries paid to its named executive officers.

2018 Summary Compensation Table

The following table contains information with respect to annual compensation for services in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2018, with comparative information for 2017, of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the other most highly compensated executive (collectively, the “named executive officers”) to the extent such person’s total compensation exceeded $100,000:

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

J. BRADLEY SCOVILL	2018	416,160	-	122,382	-	173,913	147,310	859,765
President and	2017	408,000	-	119,981	-	98,024	141,136	767,141
Chief Executive Officer
MARK A. HUGHES	2018	270,000	500	52,996	-	93,623	63,567	480,686
Executive Vice President	2017	265,000	500	51,992	-	51,950	58,395	427,837
and Chief Financial Officer
HAROLD F. HOOSE, III	2018	215,000	500	52,245	-	69,989	46,412	384,146
Executive Vice President	2017	209,000	500	51,239	-	37,195	44,055	341,989
and Director of Lending

(1) The bonus amounts paid to Mr. Hughes and Mr. Hoose were paid pursuant to discretionary “holiday awards” that were paid in December of each year to essentially all employees except the Chief Executive Officer.

(2) The grant date fair market value of stock awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation,” excluding the effect of estimated forfeitures. The value used for restricted stock awards is based on the market value of the stock at the grant date. The amounts shown in the “Stock Awards” column equal the values of restricted stock awards determined based on the average of the high and low stock price at each grant date. For 2018, the value as of the grant date for all awards was $24.21 per share. The value of the 2017 awards was $25.97 per share.

Restricted stock awards to NEOs under the Stock Incentive Plan in 2018 and 2017 provided for vesting over a three-year term, with vesting for half of the shares dependent on satisfactory performance (time vesting) and vesting for half of the shares based on time vesting and upon the Corporation meeting an ROAE performance ratio, as defined. In 2018, the Corporation met the performance condition defined in the awards, while in 2017, the Corporation did not meet the performance condition. Accordingly, in the first quarter 2018, the following forfeitures of restricted stock awarded in 2017 occurred: Mr. Scovill - 770 shares; Mr. Hughes - 334 shares; and Mr. Hoose - 329 shares.

(3) There were no options awarded in 2018 or 2017.

(4) The amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of the Compensation Discussion and Analysis.

(5) Amounts shown as “All Other Compensation” include the following:

		Employer
		Contributions	Employer	Employer
		to the	Contributions	Contributions to	Dollar Value of
		Employee	to the 401 (k)	the Supplemental	Insurance Premium	Dividends	Perquisites
		Stock	Employee	Executive	paid for Group-	Paid on	and Other
		Ownership	Savings	Retirement	Term Life and Long-	Restricted	Personal
		Plan	Plan	Plan (SERP)	Term Disability	Stock	Benefits(1)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
J. Bradley Scovill
	2018	11,000	13,750	96,653	1,751	11,030	13,126	147,310
	2017	10,800	13,500	87,889	1,191	10,457	17,299	141,136

Mark A. Hughes
	2018	11,000	13,750	30,673	1,751	5,843	550	63,567
	2017	10,800	13,500	27,118	1,191	5,786	-	58,395

Harold F. Hoose, III
	2018	10,108	12,635	12,675	1,197	5,206	4,591	46,412
	2017	10,608	13,260	10,780	637	4,855	3,915	44,055

(1)	Perquisites and other personal benefits include the estimated personal use portion of the cost of a company-supplied automobile and personal reimbursement for cell phones and club memberships, which were used primarily, but not exclusively, for business purposes.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock options and non-vested stock awards as of December 31, 2018 for the named executive officers.

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock	Stock
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	($)	Date	(#)	($)
J. Bradley Scovill	-	-	-
				9,767	$258,142
Total:	0		Total:	9,767	$258,142

Mark A. Hughes	5,953	15.060	1/4/2021
	8,730	18.540	1/4/2022
	8,763	19.210	1/3/2023
	5,024	20.450	1/3/2024
				5,197	$137,357
Total:	28,470		Total:	5,197	$137,357

Harold F. Hoose, III	3,931	15.060	1/4/2021
	5,455	18.540	1/4/2022
	5,622	19.210	1/3/2023
	3,521	20.450	1/3/2024
				4,820	$127,393
Total:	18,529		Total:	4,820	$127,393

Employment Agreements

The Corporation and the Bank have entered into employment agreements with each of the named executive officers (collectively, the “Employment Agreements”). The employment agreement with Mr. Scovill has an effective date of March 2, 2015, and the employment agreements with Mr. Hughes and Mr. Hoose were effective September 19, 2013. The following summarizes the material terms of the Employment Agreements.

The employment agreement with Mr. Scovill provided for an initial three (3) year term at an initial annual base salary of $380,000. In June 2017, the Corporation and Bank, and Mr. Scovill, entered into an amendment to the employment agreement which extended the end date of the initial term by one (1) year to March 1, 2019. After the initial term, as amended, the agreement will be automatically renewed for successive twelve (12) month terms, unless either the Corporation or Mr. Scovill gives written notice of non-renewal at least ninety (90) days prior to the next renewal date. Under this agreement, Mr. Scovill received a grant of Corporation restricted common stock equal in value at the time of grant to approximately $100,000. The shares of restricted stock vested ratably over a three (3) year period. The agreement also provided a signing bonus in the amount of $100,000, $50,000 of which was paid approximately sixty (60) days after Mr. Scovill's start date of March 2, 2015 and $50,000 of which was paid approximately one hundred eighty (180) days after the start date. If Mr. Scovill had voluntarily terminated employment with the Bank, other than a termination for "Good Reason," as defined in the agreement, within eighteen (18) months of receipt of either $50,000 installment payment, Mr. Scovill had agreed to reimburse the Bank for the full amount of the cash bonus payments actually received. The agreement also provided that Mr. Scovill would be eligible to receive an equity award under the Corporation's 1995 Stock Incentive Plan for calendar year 2015 equal in value to $100,000 as of the date of grant. The equity award may be comprised of a combination of stock options and restricted stock, each of which will have a time vest and a performance vest component. For calendar years after 2015, based on approval by the Corporation's Board of Directors, Mr. Scovill would be eligible to receive such stock based incentives as are granted to Mr. Scovill under the Corporation's 1995 Stock Incentive Plan consistent with Mr. Scovill's responsibilities and the performance of the Corporation and Mr. Scovill. The agreement also provides that Mr. Scovill would be eligible to participate in the Corporation's Supplemental Executive Retirement Plan. The Corporation and Bank and Mr. Scovill entered into a second amendment to the employment agreement on August 24, 2018 which modifies and extends the employment period to provide for automatic renewals for successive three (3) year terms unless either the Corporation or Mr. Scovill gives written notice of non-renewal at least 90 days prior to the next renewal date.  The second amendment also amended the formula for determining the amount of cash payments to Mr. Scovill in the event of a termination of employment by the Corporation without “cause” or by Mr. Scovill for “good reason,” as described below, to include the value of stock-based incentives awarded to Mr. Scovill. Other features of the employment agreement with Mr. Scovill are included in the summary of descriptions of the Employment Agreements that follow.

The initial term of the Employment Agreement with Mr. Hughes expired September 19, 2016 and provides that the term of the agreement shall be automatically renewed on each September 19th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice. The Employment Agreement with Mr. Hoose had an initial expiration date of September 30, 2015 and has been extended through September 30, 2019. The Employment Agreement with Mr. Hoose provides that the term of the agreement shall be automatically extended an additional twelve (12) months, unless written notice of nonrenewal is provided no later than July 19th of each successive calendar year.

Under the Employment Agreements, each executive is eligible to receive annual incentive payments and stock based incentives as determined by the Compensation Committee, which may, but need not be, issued under any incentive plan maintained by the Company, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which full-time employees of the Bank are eligible to participate.

The Employment Agreements also provide each executive with reimbursement of business expenses and paid vacation in accordance with Corporation or Bank policies and procedures and, with respect to Mr. Scovill and Mr. Hoose, use of a Bank owned automobile and a country club membership.

Each Employment Agreement contains customary nondisclosure and mutual nondisparagement provisions and, in the case of Mr. Scovill and Mr. Hughes, a twenty-four (24) month non-competition and non-solicitation covenant and, in the case of Mr. Hoose, an eighteen (18) month non-competition and non-solicitation covenant, in each case applicable within thirty-five (35) miles of any office of the Corporation or the Bank after voluntary or involuntary termination of the executive’s employment with the Corporation and the Bank.

Each Employment Agreement also provides that the executive may terminate his employment for “good reason” (as defined in the agreement) after notice to the Corporation or the Bank within thirty (30) days after the initial existence of the condition giving rise to the right to terminate and the failure of the Corporation or Bank to cure the situation within thirty (30) days after receipt of such notice.

Additionally, each Employment Agreement provides for a lump sum payment to the executive in the event of a termination of employment by the Corporation without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) following a “change in control” (as defined in the agreement) or absent a change in control, such payment to be equal to the sum of the highest annual base salary earned by the executive during the immediately preceding three (3) years, plus the highest cash bonus and other incentive compensation earned with respect to one of the three preceding years, plus the highest value of stock options and other stock incentives awarded to the executive in one of the immediately preceding three years, multiplied by a predetermined factor depending on the executive and whether the executive was terminated following a change in control. Additionally, each of the Employment Agreements provides for the continuation of the executive’s participation in the Bank’s life, disability, medical/health insurance and other welfare benefits in effect during the one (1) year period preceding the termination of employment (or a cash payment representing the value of such benefits). The factor applicable to each of the executives for purposes of determining the lump sum payment and the time period for which benefits are to be continued are set forth in the following table.

The employment agreements in effect on December 31, 2018 do not provide for an excise tax gross-up pursuant to Section 280G of the Internal Revenue Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

	Multiplier Factor				Benefits Continuation Period
Executive	Change in Control		Absent a Change in Control		Change in Control	Absent a Change in Control

J. Bradley Scovill	2.99	X	1.0	X	3 Years	1 Year
Mark A. Hughes	2.99	X	1.0	X	3 Years	1 Year
Harold F. Hoose, III	1.5	X	0.5	X	18 Months	6 Months

Potential Payments upon Termination or Change in Control

The table that follows provides quantitative information regarding contracts, agreements, plans or arrangements that provide for payments to a named executive officer upon termination of employment. The table does not include information with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers or the Corporation and that are available generally to all salaried employees.

As of December 31, 2018:		Supplemental		Value of
		Executive	Health	Restricted
		Retirement	And	Stock
		Plan	Welfare	Subject to
	Cash	Benefit	Benefits	Acceleration
Name	($)	($)	($)	($)
Termination Due to Retirement
J. Bradley Scovill	-	-	-	-
Mark A. Hughes	-	257,127	-	-
Harold F. Hoose, III	-	-	-	-

Termination Due to Disability
J. Bradley Scovill	-	366,926	-	-
Mark A. Hughes	-	257,127	-	-
Harold F. Hoose, III	-	94,564	-	-

Termination Without Cause or for Good Reason - Before a Change in Control
J. Bradley Scovill	712,455	-	11,388	-
Mark A. Hughes	417,119	257,127	12,571	-
Harold F. Hoose, III	168,867	-	7,468	-

Termination Due to Death
J. Bradley Scovill	-	366,926	-	-
Mark A. Hughes	-	257,127	-	-
Harold F. Hoose, III	-	94,564	-	-

Termination Without Cause or for Good Reason - Upon or After a Change in Control
J. Bradley Scovill	2,130,240	366,926	34,164	258,142
Mark A. Hughes	1,247,186	257,127	37,713	137,357
Harold F. Hoose, III	506,601	94,564	22,404	127,393

Indemnification Agreements

On April 20, 2004, the shareholders of the Corporation authorized the Corporation to enter into indemnification agreements (the “Indemnification Agreements”) with the directors of the Corporation and the Bank and certain officers of the Bank, as designated by the Board of Directors. The primary purpose of the Indemnification Agreements is to ensure the ability of the Corporation and Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of the Bank and the Corporation, as well as the Corporation’s and Bank’s Executive Officers as named on pages 6-9.

The Indemnification Agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e., a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to the bank) is excluded from indemnification under the agreements.

Compensation of Directors

The following table summarizes the compensation paid by the Corporation and Bank to directors for the fiscal year ended December 31, 2018, other than J. Bradley Scovill who did not receive compensation as a director.

DIRECTOR COMPENSATION (1)(2)(3)

	Fees
	Earned or
	Paid in	Stock
	Cash (4)	Awards (5)	Total
Name	($)	($)	($)
Dennis F. Beardslee	44,500	19,997	64,497
Jan E. Fisher	47,900	19,997	67,897
R. Bruce Haner	24,800	0	24,800
Susan E. Hartley	46,800	19,997	66,797
Bobbi J. Kilmer	26,300	0	26,300
Leo F. Lambert	65,400	19,997	85,397
Terry L. Lehman	47,000	19,997	66,997
Edward H. Owlett, III	21,700	0	21,700
Frank G. Pellegrino	45,300	19,997	65,297
Leonard Simpson	57,500	19,997	77,497
Aaron K. Singer	41,900	19,997	61,897
James E. Towner	52,400	19,997	72,397

(1) The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2018 of a type required to be disclosed in those columns.

(2) As of December 31, 2018, non-employee directors except Director Kilmer each owned 826 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan (described below) for which transfer restrictions had not yet lapsed. For the Directors, those shares had a value of $21,831 based on the closing price of the Corporation’s common stock on December 31, 2018 (the last business day of the year). Director Kilmer was not a Director at the time of the 2018 restricted stock award.

(3) Effective January 3, 2019, the Corporation awarded 762 shares of restricted stock under the Independent Director Stock Incentive Plan to each director. The value of the restricted stock was $26.26 per share, based on the market price of the Corporation’s stock on January 2, 2019, and vest over (1) one year. The awards made in January 2019 are not included in the table.

(4) Includes annual cash retainer, Chairman or Committee chair retainer (if any) and attendance fees.

(5) The amount shown in the “Stock Awards” column equals the value of restricted stock awards of 826 shares, determined based on the grant date fair market value of $24.21 per share. Directors Haner and Owlett, III forfeited their 2018 award upon retirement from the Board in April 2018.

Director Fees. Compensation of the Board of Directors is established by the Board upon recommendation of the Compensation Committee. In developing its recommendations for 2018, the Compensation Committee considered information provided by Pearl Meyer.

Non-employee directors receive cash compensation for their service as directors in accordance with the following fee schedule. Employee directors are not entitled to additional compensation for board or committee service.

Annual Fees:
Cash Retainer (all Directors, including Chairman)	$20,000
Chairman of the Board	$15,000

Committee Chairman:
Audit Committee	$5,000
Compensation Committee	$5,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all Directors)	$1,000

Committee meetings
Audit Committee	$600
Compensation Committee	$600
All Other Committees	$500

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. Attendance fees are not doubled in the event of joint meetings of the Corporation and Bank Boards.

Independent Directors Stock Incentive Plan. In addition to cash fees, non-employee directors may also receive compensation in the form of Corporation common stock or stock options under the Independent Directors Stock Incentive Plan. This plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors. A total of 235,000 shares of common stock may be issued under the Independent Directors Stock Incentive Plan. The recipient’s right to exercise stock options under this plan vests immediately and expires 10 years from the date of grant. The exercise prices of all stock options awarded under the Independent Directors Stock Incentive Plan are equal to the fair market value on the grant date. Restricted stock awards issued under the plan through December 31, 2018 vest ratably over one (1) year. As of December 31, 2018, a balance of 112,138 shares remains available for issuance under the Independent Directors Stock Incentive Plan.

PROPOSAL 2 — ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Corporation is required to provide its shareholders with a separate, non-binding advisory vote on the compensation paid to the Corporation’s named executive officers pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis (CD&A) and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

For the reasons set forth in this Proxy Statement, we believe that our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, and are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding the Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly Virchow Krause, LLP (“Baker Tilly”), formerly ParenteBeard, LLC (“ParenteBeard”) has been the independent registered public accounting firm appointed by the Corporation to audit its financial statements since 1979 and was selected by the Board as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2019. No member of the firm or any of its associates has a material financial interest in the Corporation. A representative of Baker Tilly is expected to be present at the Annual Meeting to answer appropriate questions from shareholders and will be afforded an opportunity to make any statement that the firm desires.

The affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, is required to ratify the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Fees of Independent Public Accountants

The following table sets forth information concerning fees paid to independent public accountants for the years ended December 31, 2018 and 2017. All services provided by Baker Tilly in 2018 and 2017 were pre-approved by the Audit Committee, consistent with the limits provided for in the Audit Committee Charter.

	Fiscal Years Ended
	December 31,
	Baker Tilly	Baker Tilly
	2018	2017
Audit Fees
Audit of Annual financial statements and Audit of internal control over financial reporting and reviews of Quarterly financial statements	$204,750	$206,975
Consent in connection with filing of Form S-4	5,250	0

Audit-Related Fees
Audits of employee benefit plans	18,799	18,408

Tax Fees
Preparation of Corporation tax return	21,375	20,035
Tax planning and assistance related to changes in accounting methods for tax reporting	23,450	0

Aggregate of all fees billed to the Corporation	$273,624	$245,418

Audit Committee Report

On February 21, 2019, the Audit Committee of the Board of Directors reviewed and discussed with management the audited financial statements dated December 31, 2018. The Audit Committee also discussed with Baker Tilly, the independent registered public accounting firm of the Corporation, the matters required to be discussed with those charged with governance pursuant to the Public Company Accounting Oversight Board Auditing Standard AS 1301(Communications with Audit Committees).

The Audit Committee has received from Baker Tilly, the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed Baker Tilly’s independence with its representatives. These items relate to that firm’s independence from the Corporation.

Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee

Terry L. Lehman, Chairman	Aaron K. Singer
Susan E. Hartley	James E. Towner
Leo F. Lambert

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, was made available to shareholders with this proxy statement. The Annual Report on Form 10-K is also available at www.cnbankpa.com.

A paper copy of the Annual Report on Form 10-K will be furnished to shareholders free of charge upon written request. Such requests should be directed to the Treasurer of Citizens & Northern Corporation at 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

OTHER MATTERS

The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 18, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided 20330300000000000000 3 041819 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF CLASS II DIRECTORS. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Susan E. Hartley Leo F. Lambert Leonard Simpson INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. FOR AGAINST ABSTAIN 3. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 18, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on April 17, 2019. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330300000000000000 3 041819 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF CLASS II DIRECTORS. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Susan E. Hartley Leo F. Lambert Leonard Simpson INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. FOR AGAINST ABSTAIN 3. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 CITIZENS & NORTHERN CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 2019 The undersigned hereby appoints Bobbi J. Kilmer and Aaron K. Singer, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, April 18, 2019, at 2:00 P.M. (local time), at the Deane Center, 104 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows: (Continued and to be signed on the reverse side.) 1.1 14475

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of CITIZENS & NORTHERN CORPORATION To Be Held On: April 18, 2019 at 2:00 p.m. Local Time Location of Meeting The Deane Center 104 Main Street Wellsboro, Pennsylvania 16901 COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 4/8/19. Please visit http://www.astproxyportal.com/ast/11697/, where the following materials are available for view: • Annual Highlights • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/onlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 17, 2019. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. 1. ELECTION OF CLASS II DIRECTORS. NOMINEES: Susan E. Hartley Leo F. Lambert Leonard Simpson 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. Please note that you cannot use this notice to vote by mail.